UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NORTHSTAR REALTY EUROPE CORP.

(Exact name of registrant as specified in its charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS OF NORTHSTAR REALTY EUROPE CORP.

TO BE HELD ON SEPTEMBER 25, 2019

This proxy statement supplement (the “Supplement”) is being filed to update and supplement the definitive proxy statement on Schedule 14A (the “proxy statement”) filed by NorthStar Realty Europe Corp. (“NRE”) with the Securities and Exchange Commission (the “SEC”) on August 14, 2019 in connection with the special meeting of stockholders of NRE to be held on September 25, 2019 (which proxy statement was mailed by NRE to its stockholders who owned shares of NRE common stock as of the close of business on August 12, 2019, the record date for the special meeting, commencing on August 14, 2019). The information contained in this Supplement is incorporated by reference into the proxy statement. Terms used in this Supplement, but not otherwise defined, shall have the meanings ascribed to such terms in the proxy statement.

The information contained in this Supplement should be read in conjunction with the proxy statement, which should be read in its entirety. To the extent that information in this Supplement differs from or updates information contained in the proxy statement, the information in this Supplement supersedes or supplements the information in the proxy statement. The information contained in this Supplement speaks only as of September 17, 2019, unless the information specifically indicates that another date applies.

If you have not already submitted a proxy or voting instructions with respect to the special meeting, you are urged to do so promptly. This Supplement does not affect the validity of any proxy or voting instructions that you may have previously received or delivered. No action is required by any NRE stockholder who has previously delivered a proxy card or voting instructions and who does not wish to revoke or change that proxy or voting instructions.

The second full paragraph on page 44 of the proxy statement under the heading “Background of the Mergers” is amended to include the following underlined text:

At a meeting of the SRC on April 30, 2019, with representatives of Fried Frank, Goldman Sachs and Sullivan & Cromwell in attendance, the SRC discussed with its advisors the revised proposals received from Parent and Party C and other alternatives to maximize value, including an internalization of the management of NRE. Representatives of Goldman Sachs reviewed with the SRC issues relating to a potential sale of all assets and wind down of NRE, noting that management of NRE had estimated that such a scenario would likely involve significant costs and could take a significant period of time (likely several years or more). The SRC also considered that the ultimate costs, potential proceeds, and time to completion could not be known at the time a decision to pursue a wind down would be made and would likely be driven by factors outside NRE’s control, including market conditions, political conditions and global interest rates, as well as the requirements of the liquidation regime for entities organized in European jurisdictions, which accounted for the vast majority of NRE’s legal entity structure and are in general subject to a more prescriptive, costly and lengthy process than that typically associated with the liquidation of U.S. legal entities. Following this discussion, the SRC directed representatives of Goldman Sachs to continue to engage with Parent and Party C with respect to an acquisition of NRE common stock and Fried Frank to prepare revised drafts of the merger agreement for each bidder.

The section of the proxy statement under the heading “Reasons for the Mergers” is amended and supplemented on page 52 by adding the following after the 11th bullet:

•

A potential sale of all assets and liquidation of NRE would likely involve significant costs with an uncertain outcome, and could take a significant period of time (likely several years or more), whereas a current sale of NRE for cash will provide NRE stockholders with immediate value for all their shares of NRE common stock.

The section of the proxy statement on page 58 under the heading “Illustrative Present Value of Future Share Price Analysis” is amended by adding the following as a new paragraph and chart following the first full paragraph on page 58:

The comparable companies and the (1) percentage premiums or discounts of common stock prices to estimated NAV per share and (2) annual average consensus NTM FFO multiples, in each case, for such comparable companies that Goldman Sachs took into account for purposes of determining the illustrative present values per share of NRE common stock are set forth below:

	Premium / (Discount) to NAV				Price / NTM FFO Multiples
Comparable Companies	2016 Average	2017 Average	2018 Average	January 1, 2019 to July 2, 2019 Average	2016 Average	2017 Average	2018 Average	January 1, 2019 to July 2, 2019 Average
German Office Peers (TLG Immobilin, Alstria Office and Dream Global REIT)	6.7%	0.6%	3.4%	(1.0)%	15.4x	15.8x	18.1x	19.0x
UK Office Peers (Great Portland Estates, Derwent London, Landsec and British Land)	(19.0)%	(23.9)%	(25.9)%	(25.6)%	22.9x	19.8x	17.4x	16.4x
France Office Peers (Gecina, ICAD Promesses and Covivio)	(4.1)%	(6.4)%	(7.1)%	(14.9)%	15.3x	15.6x	16.2x	16.8x
European Office Peers (Inmobiliaria Colonial and Befimmo SA)	(0.4)%	(3.5)%	(2.8)%	(7.8)%	17.7x	20.8x	23.3x	22.7x

The last paragraph on page 58 of the proxy statement under the heading “Illustrated Discounted Cash Flow Analysis” is amended with the following underlined text:

Using the Forecasts, Goldman Sachs performed an illustrative levered discounted cash flow analysis on NRE. Using discount rates ranging from 6.0% to 7.0%, reflecting estimates of NRE’s cost of equity, Goldman Sachs discounted to present value as of July 2, 2019 (i) estimates of levered free cash flow for NRE from April 1, 2019 to December 31, 2023 ~~for the years 2019 through 2023~~ as reflected in the Forecasts, and (ii) a range of illustrative terminal values for NRE, which were calculated by applying perpetuity growth rates ranging from 1.0% to 2.0% to a terminal year estimate of the levered free cash flow to be generated by NRE of $67.3 million, as reflected in the Forecasts (which analysis implied exit terminal year EBITDA multiples ranging from 16.6x to 25.1x). Goldman Sachs derived such discount rates by application of the CAPM. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative equity values for NRE by adding the ranges of present values it derived above. Goldman Sachs then divided the range of illustrative equity values it derived by the number of outstanding shares of NRE common stock as of June 26, 2019 on a fully diluted basis (which was 52,091,070), as provided by management of NRE, to derive a range of illustrative present values per share ranging from $13.81 to $23.09. For purposes of this analysis, levered free cash flow was calculated as EBITDA (treating stock-based compensation as a cash expense) less interest expense, less current tax expense, less straight line rental income, less recurring maintenance capital expenditures, and adjusted to actual cash received during the period related to various fees from joint venture partners, less new investments net of debt financing and less other cash flow items.

The third paragraph on page 61 of the proxy statement under the heading “Selected Precedent Transactions Analysis” is amended by deleting the following strike-through text and adding the following underlined text:

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of NRE, Parent, any of their respective affiliates and third parties, including Colony, subsidiaries of which are, respectively, a significant stockholder and the external manager of NRE, and AXA SA, which we refer to as AXA, an affiliate of Parent, or any currency or commodity that may be involved in the merger contemplated by the merger agreement. Goldman Sachs acted as financial advisor to the SRC in connection with, and participated in certain of the negotiations leading to, the merger contemplated by the merger agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to NRE and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor to the SRC in connection with the merger contemplated by the merger agreement and providing certain activism advisory services contemplated by the engagement letter between the SRC and Goldman Sachs. Except for the compensation paid pursuant to the engagement letter in connection with the contemplated transaction described below, ~~D~~during the two-year period ended July 3, 2019, Goldman Sachs has not recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to NRE and/or its affiliates ~~of approximately $2.3 million~~.

The first full paragraph on page 62 of the proxy statement under the heading “Selected Precedent Transactions Analysis” is amended by deleting the following strike through text and adding the following underlined text:

The SRC selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the mergers. Pursuant to a letter agreement dated March 19, 2018, as amended on April 29, 2019, the SRC engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. As amended, the engagement letter between the SRC and Goldman Sachs provides for a transaction fee of $14 million, ~~the principal portion of~~ which is contingent upon consummation of the mergers. The engagement letter also provides for a fee of $1 million for activism advisory services provided to the SRC (which has previously been paid to Goldman Sachs) and quarterly retainer fees of $250,000 (of which $1.25 million has been paid to Goldman Sachs as of July 3, 2019), which is not contingent on the consummation of the mergers. Any retainer fees will be credited against the transaction fee in the amount by which the retainer fees plus the transaction fee exceed $14 million. No fee was paid in connection with the opinion of Goldman Sachs. In addition, NRE has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

The table on page 64 of the proxy statement under the heading “Certain NRE Forecasts” (and the notes thereto) is replaced with the following table (and notes):

	Nine Months Ended December 31,	Years Ending In December 31
	2019E	2019E	2020E	2021E	2022E	2023E
Current Operating Portfolio NOI(1)	$36.3	$48.0	$52.0	$52.4	$54.9	$60.7
(+) Incremental Direct Equity Investments NOI(2)	1.9	1.9	17.6	20.3	23.3	23.6
Property Net Operating Income (3)	38.2	$49.9	$69.5	$72.8	$78.1	$84.3
(+/-) Straight Line Rental Income	3.8	3.6	3.1	2.8	1.3	(2.8)
(+) Share of Income from JVs	0.3	0.3	2.4	2.9	4.1	4.5
(+) Income from Preferred Equity Investments	2.3	3.1	10.0	10.2	10.4	10.6
(+) Fees from JVs on an Amortized Basis	0.1	0.1	8.5	9.7	10.0	10.1
(-) Corporate Costs	(23.0)	(30.7)	(20.5)	(20.9)	(21.3)	(21.8)
EBITDA(4)	$21.6	$26.2	$73.0	$77.5	$82.7	$84.9
(-) Interest Expense	(8.8)	(11.3)	(15.4)	(15.8)	(16.5)	(17.2)
(-) Current Tax Expense	(0.4)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)
FFO(5)	$12.4	$14.4	$57.2	$61.2	$65.7	$67.3
(+/-) Straight Line Rental Income	(3.8)	(3.6)	(3.1)	(2.8)	(1.3)	2.8

(+/-) Actual Fees Received Related to JVs	6.8	6.8	(0.3)	(2.9)	(2.9)	0.4
(-) Recurring Capex	(1.2)	(1.4)	(1.8)	(1.7)	(1.8)	(1.9)
AFFO(6)	$14.3	$16.3	$52.0	$53.7	$59.6	$68.6
FFO(5)	$12.4	$14.4	$57.2	$61.2	$65.7	$67.3
(+) Gains on Settlement of Foreign Currency Derivatives	4.4	4.4	—	—	—	—
(+) Stock Based Compensation	3.5	4.7	4.7	4.7	4.7	4.7
CAD(7)	$20.3	$23.5	$61.9	$65.9	$70.4	$72.0
EBITDA(4)	$21.6	$26.2	73.0	77.5	82.7	84.9
(-) Interest Expense	(8.8)	(11.3)	(15.4)	(15.8)	(16.5)	(17.2)
(-) Current Tax Expense	(0.4)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)
(+/-) Straight Line Rental Income	(3.8)	(3.6)	(3.1)	(2.8)	(1.3)	2.8
(-) Recurring Capex	(1.2)	(1.4)	(1.8)	(1.7)	(1.8)	(1.9)
(+/-) Actual Fees Received Related to JVs	6.8	6.8	(0.3)	(2.9)	(2.9)	0.4
(-) New Investments net of Debt Financing	(276.0)	(276.0)	(16.0)	—	(16.2)	—
(-) Other Cash Flow Items	(7.0)	(14.5)	(2.4)	(1.1)	(2.1)	(1.2)
Levered Free Cash Flow(8)	(268.7)	$(274.2)	$33.6	$52.6	$41.2	$67.3
Dividends Per Share		$0.60	$0.89	$0.94	$1.00	$1.01
NAV per Share at Year End		$17.94	$19.33	$20.15	$21.53	$22.44

(1)

For the purposes of this section entitled “—Certain NRE Forecasts”, NRE defines Current Operating Portfolio NOI, a non-GAAP measure, as the total cash net operating income for NRE’s current operating portfolio.

(2)

For the purposes of this section entitled “—Certain NRE Forecasts”, NRE defines Incremental Direct Equity Investments NOI, a non-GAAP measure, as the total net operating income for NRE’s incremental direct equity investments.

(3)

For the purposes of this section entitled “—Certain NRE Forecasts”, NRE defines Property Net Operating Income, a non-GAAP measure which we refer to as Property NOI, as Current Operating Portfolio NOI, plus Incremental Direct Equity Investments NOI.

(4)

For the purposes of this section entitled “—Certain NRE Forecasts”, NRE defines EBITDA, a non-GAAP measure, as Property NOI, adjusted to include interest income from preferred equity investments, straight line rental income, NRE’s share of income from joint venture investments, plus various fees from joint venture partners on an amortized basis, less corporate general and administrative expenses (treating stock-based compensation as a cash expense) and other expenses. Because the Forecasts were not prepared with a view toward complying with GAAP, methodology for calculating EBITDA for purposes of the Forecasts is different from methodology for calculating EBITDA as presented in NRE’s historical periodic reports.

(5)

For the purposes of this section entitled “—Certain NRE Forecasts”, NRE defines Funds From Operations, a non-GAAP measure which we refer to as FFO, as EBITDA adjusted to include interest expense and current tax expense.

(6)

For the purposes of this section entitled “—Certain NRE Forecasts”, NRE defines Adjusted Funds From Operations, a non-GAAP measure which we refer to as AFFO, as FFO, adjusted to exclude straight line rental income, recurring maintenance capital expenditures and adjusted to actual cash received during the period related to various fees from joint venture partners.

(7)

For the purposes of this section entitled “—Certain NRE Forecasts”, NRE defines cash available for distribution, a non-GAAP measure which we refer to as CAD, as FFO adjusting to include gains or losses on settlement of foreign currency derivatives and to exclude stock-based compensation expense. Because the Forecasts were not prepared with a view toward complying with GAAP, methodology for calculating CAD for purposes of these projections is different from methodology for calculating CAD as presented in NRE’s historical periodic reports.

(8)

For purposes of this section entitled “—Certain NRE Forecasts”, NRE defines levered free cash flow as EBITDA (treating stock-based compensation as a cash expense) less interest expense, less current tax expense, less straight line rental income, less recurring maintenance capital expenditures, and adjusted to actual cash received during the period related to various fees from joint venture partners, less new investments net of debt financing and less other cash flow items. Levered free cash flow was calculated by Goldman Sachs based on the NRE forecasts prepared by the management of NRE as approved for Goldman Sachs’ use by the SRC.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue,” “future” or other similar words or expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond NRE’s control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to termination of the merger agreement; the exchange rates between the closing date and January 6, 2020; the closing date; the inability to complete the merger due to the failure to obtain the NRE stockholder approval, to meet expectations regarding the timing, accounting and tax treatment of the merger, or to satisfy other conditions to consummation of the merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger; risks related to disruption of management’s attention from NRE’s ongoing business operations due to the merger; the impact of the announcement of the merger on relationships with third parties, including commercial counterparties, tenants and competitors; NRE’s ability to qualify and remain qualified as a as a real estate investment trust or REIT; and the impact of legislative, regulatory and competitive changes. The foregoing list of factors is not exhaustive. Additional information about these and other factors can be found in NRE’s reports filed from time to time with the SEC, including the most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2018. There can be no assurance that the merger will in fact be consummated.

We caution investors not to unduly rely on any forward-looking statements. Any forward-looking statements speak only as of the date of this communication. NRE is not under any duty to update any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and NRE does not intend to do so.

Additional Information and Where to Find It

In connection with the merger, NRE has filed a definitive proxy statement on Schedule 14A on August 14, 2019, which NRE has commenced disseminating to NRE stockholders on or about August 14, 2019. BEFORE MAKING ANY VOTING DECISION, NRE STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER.

Investors and security holders will be able to obtain, free of charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, the proxy statement and our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act will be available free of charge through our website at https://www.nrecorp.com/ as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Participants in Solicitation

NRE and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from NRE stockholders in respect of the merger. Information about the directors and executive officers of NRE is set forth in the proxy statement for NRE’s 2019 Annual Meeting of Stockholders, which was filed with the SEC on July 11, 2019. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the merger.

—END OF SUPPLEMENT TO DEFINITIVE PROXY STATEMENT—